Exhibit 10.19

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of this 28th day of December 2010, between Brian L. Gevry (“Executive”), Titanium Asset Management Corp., a Delaware corporation (the “Company”) and Boyd Watterson Asset Management, LLC (“BWAM”).
RECITALS

Executive and BWAM, entered into an Employment Agreement as of November 7, 2008 (the “Original Employment Agreement”).

The parties desire to supersede the Original Employment Agreement with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.           Term of Employment.  The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing immediately upon the date hereof, (the “Commencement Date”), and ending on December 31, 2012, unless sooner terminated in accordance with the provisions of Section 4 or extended as hereinafter provided (such period, as extended or terminated, the “Term”).  Beginning on December 31, 2012, and on each December 31 thereafter, the Term shall extend for an additional one-year period from the then current expiration date of the Term unless at least 90 days prior to the subsequent anniversary date either Executive or the Company provides written notice to the other party electing not to extend the Term.

2.           Title; Capacity.

2.1      Duties and Responsibilities.  The Company will employ Executive, and Executive agrees to work for the Company, as Chief Investment Officer and Chief Operating Officer and to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Company shall from time to time assign to Executive including, without limitation, continuing to serve as Chief Executive Officer and Chief Investment Officer of BWAM.  Executive shall be subject to the supervision of, and shall have such authority as is delegated by, Robert Brooks, Chief Executive Officer of the Company, which authority shall be sufficient to perform Executive’s duties hereunder.  Executive shall devote Executive’s full business time and reasonable best efforts in the performance of the foregoing services; provided, that Executive may accept other board memberships or other charitable organizations that are not in conflict with Executive’s primary responsibilities and obligations to the Company.

2.2      Chief Investment Officer.  For the benefit of clarification and the avoidance of doubt, the Chief Investment Officer of the Company shall be responsible for and provide oversight over the investment related functions of the Company and its subsidiaries.  The oversight responsibilities include, but are not limited to, the staffing, processes, products and professional development within the investment management function and the investment management functions include the trading, portfolio management, risk management, and research for current and future investment strategies and products both internally managed and externally managed.

2.3      Chief Operating Officer.  For the benefit of clarification and the avoidance of doubt, the Chief Operating Officer of the Company shall be responsible for and provide oversight of the information technology, investment operations, compliance, and human resources functions for the Company and its subsidiaries.

3.           Compensation and Benefits.

3.1      Compensation.  During the Term, the Company shall pay Executive a base salary of $375,000 per year in 2011 and $400,000 per year in 2012 and subsequent years, payable in accordance with the Company’s customary payroll practices but not less frequently than monthly (the “Base Salary”). The Base Salary shall be subject to annual review and adjustment as determined by the Company’s Remuneration Committee, in its sole discretion, on each anniversary of the Commencement Date for years subsequent to 2012 during the Term and “Base Salary” shall thereafter refer to such adjusted amount.

3.2      Bonus; Long Term Incentive Program.

(a)           2010 Fiscal Year.  Executive shall be entitled to receive a discretionary annual bonus in excess of Base Salary with respect to the 2010 fiscal year (or portion thereof).  The amount of any such bonus and the distribution thereof shall be determined by the BWAM Management Committee in its sole discretion pursuant to the terms of the BWAM Corporate Incentive Plan.

(b)           Fiscal Years After 2010.  For fiscal years after 2010 and until such fiscal year as the incentive programs of the Company’s subsidiaries have been consolidated, the Executive shall be entitled to receive a discretionary annual bonus in excess of Base Salary.  The amount of any such bonus and the distribution thereof shall be determined pursuant to the terms of the Titanium Corporate Incentive Plan.  Following such date as the incentive programs of the Company’s subsidiaries have been consolidated, the Executive shall be eligible to participate in all of the Company’s incentive programs at amounts to be determined by the Company’s Remuneration Committee.  These programs include, but are not limited to, any annual incentive plans and equity incentive plans.

(c)           Long Term Incentive Program.  Executive shall be eligible to participate in any Long Term Incentive Program established by the Company upon such terms as set forth by the Company.

(d)           Termination.  If Executive’s employment with the Company is terminated prior to December 31st of any fiscal year during the Term, then Executive shall not be eligible to receive a discretionary annual bonus with respect to such fiscal year.

3.3      Fringe Benefits.  Executive shall be entitled to participate in all benefit programs that BWAM or the Company establishes and makes available to its executive employees, if any, to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate, including, but not limited to, health care plans, life insurance plans, disability insurance, retirement plans, vacation benefits and all other benefit plans from time to time in effect.

3.4      Reimbursement of Certain Expenses.  Executive shall be reimbursed for such reasonable business expenses incurred by Executive in the performance of the Executive's duties hereunder, subject to the submission by Executive of documentation in such form and consistent with such reasonable procedures as the Company may from time to time require.  Such reimbursable expenses shall include telephone and cell phone costs, home computer and internet costs and reasonable country club dues, fees and assessments.

4.           Termination of Employment Period.  Executive’s employment shall terminate upon the occurrence of any of the following:

4.1      Expiration of the Agreement Term.  The expiration of the Term.

4.2      Termination for Cause.  The termination of this Agreement by the Company for Cause.  For the purposes of this Agreement, “Cause” shall be deemed to exist upon the occurrence of any of the following:

(a)           a good faith finding by the Company that Executive has engaged in dishonesty, willful misconduct, gross negligence or insubordination with respect to the Company that is materially injurious to the Company;

(b)           intentional failure by Executive to comply with applicable laws or governmental regulations with respect to the Company’s operations or the performance of Executive’s duties;

(c)           Executive’s conviction or entry of nolo contendere to any felony crime or other crime involving theft or embezzlement of Company property; or

(d)           Executive’s material breach of Executive’s obligations under this Agreement, which breach, if curable, has not been cured by Executive within 30 days after he shall have received written notice from the Company stating with reasonable specificity the nature of such breach.

4.3          Termination by the Company Without Cause or by Executive for Good Reason.  At the election of the Company, without Cause, at any time upon 60 days’ prior written notice to Executive or by Executive for Good Reason (as defined below).

4.4          Death or Disability.  Thirty days after the death or determination of disability of Executive.  As used in this Agreement, the determination of “disability” shall occur when Executive, due to a physical or mental disability, for a period of 90 consecutive days during any 360-day period, is unable to perform the services contemplated under this Agreement in substantially the manner and to the extent required hereunder prior to the commencement of such disability. Any determination of as to which the Company and Executive cannot agree shall be determined by the Company based upon a report of a physician selected by the Company and the Executive.

5.           Effect of Termination.

5.1      Termination for Cause, at the Election of Executive, Upon Expiration of the Term or Upon Executive’s Death or Disability. If Executive’s employment is terminated for Cause, by the voluntary election of Executive (other than for Good Reason) or upon the expiration of the Term, then the Company shall have no further obligations under this Agreement other than to pay to Executive any accrued but unpaid salary, benefits and bonuses and reimburse Executive for any reimbursable expenses through the last day of Executive’s actual employment by the Company (the “Termination Payment”).  The payment by the Company to Executive of the Termination Payment upon a termination of this Agreement by the voluntary election of Executive (other than for Good Reason) shall not relieve Executive of Executive’s obligations under Section 6 through 14 of this Agreement.  If Executive’s employment is terminated due to Executive’s death or disability (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then, as soon as practicable following Executive’s “separation from service,” but in no event later than March 15 of the year following the year in which Executive’s separation from service occurs, the Company shall pay to Executive or Executive’s estate, as the case may be, Executive’s Base Salary through the end of the month during which Executive’s separation from service occurred.

5.2      Termination by the Company Without Cause or by Employee for Good Reason. In the event that Executive’s employment is terminated by the Company other than as set forth in Section 5.1 above or by Executive for Good Reason, following Executive’s separation from service and commencing with the payroll period immediately following the Release Deadline (as defined below), the Company shall pay to Executive: (a) the annual Base Salary then in effect for the greater of twelve (12) months or the remainder of the Term on a regular payroll basis and (b) immediately upon separation a prorated portion of any bonuses earned by Executive during the year in which the separation occurs. In addition, the Company shall continue its contributions toward Executive’s health care, dental, disability and life insurance benefits on the same basis as immediately prior to the date of termination for the same length of time as it continues payment to Executive of Base Salary pursuant to this Section 5.2.  In order to be eligible to receive the payments described in this Section 5.2, Executive must execute in favor of the Company and not thereafter revoke the release agreement substantially in the form annexed hereto as Exhibit A within thirty (30) calendar days following Executive’s separation from service (the “Release Deadline”). Notwithstanding the foregoing, if the Executive receives compensation or remuneration after the Release Deadline for services to a third party, payments of Base Salary payable to Executive following the Release Date shall be subject to a reduction by the amount of such compensation paid from the third party during the period for which Executive was entitled to receive Base Salary continuation hereunder. Executive shall notify the Company of any employment related services to third parties within 30 days of Employee’s providing such services.

5.3      Withholding.  Notwithstanding any other provision with respect to the timing of payments under Section 5.2, if, at the time of the Executive’s separation from service, Executive is deemed to be a “specified employee” (within the meaning of Section 409A of the Code) of the Company, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which Executive may become entitled under Section 5.2 which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the date of separation from service (or, if earlier, until the date of Executive’s death), at which time Executive shall be paid an aggregate amount equal to six months of payments otherwise due to Executive under the terms of Section 5.2, as applicable.  After the first business day of the seventh month following the date of termination and continuing each month thereafter, Executive shall be paid the regular payments otherwise due to Executive in accordance with the terms of Section 5.2, as thereafter applicable.

5.4      Good Reason.  As used in this Agreement, “Good Reason” means, without Executive’s written consent, (a) the assignment to Executive of duties inconsistent in any material respect with the duties of an executive officer of the Company or substantial diminishment of Executive’s duties; (b) a reduction of more than ten percent (10%) in Base Salary that is not generally applicable to all executives of the Company or a material reduction in other benefits; (c) Company’s material breach of its obligations under this Agreement; (d) a Change in Control (defined below); or (e) relocation of Executive’s place of business to a location greater than 25 miles from Executive’s place of business on the date hereof; provided, that notice of termination for Good Reason must be provided by Executive to the Company within 30 days of Executive becoming aware of the event constituting Good Reason.  Notwithstanding the occurrence of any of events enumerated in this paragraph, an event shall not be deemed to constitute Good Reason if, within 30 days after the giving by Executive of notice of the occurrence or existence of an event that Executive believes constitutes Good Reason, the Company has fully corrected such event. As used herein, a “Change in Control” means (i) the transfer, sale or other disposition of all or substantially all of the assets of the Company; (ii) the acquisition by any person or entity, other than that owning such interest at November 1, 2010, of a majority in interest of the voting securities of the Company in one or more or more of a series of related transactions; or (iii) a merger, consolidation, reorganization of the Company unless the securities of the successor entity are immediately thereafter owned in substantially the same proportion by the persons or entities who owned the outstanding voting securities of the Company immediately prior to such transaction.

5.5      Parachute Payments.  In the event that the payments and benefits provided for in this Agreement and the payments and/or benefits provided to, or for the benefit of, Executive under any other employer plan or agreement (such payments or benefits are hereinafter collectively referred to as the “Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 5.5, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Benefits shall be either:

(a)           delivered in full, or

(b)           delivered as to such lesser extent which would result in no portion of such Benefits being subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of Benefits, notwithstanding that all or some portion of such Benefits may be subject to the Excise Tax.  If applicable, in order to effectuate the Limited Amount, the Company shall first reduce those Benefits which are not payable in cash and then reduce cash payments, in each case in reverse order beginning with Benefits which are to be paid the farthest in time from the date of determination that the Benefits will be limited by (b) above.  A determination as to whether the Benefits shall be reduced to pursuant to (b) above and the amount of the Limited Benefit shall be made by the Company’s independent public accountants or another certified public accounting firm of national reputation designated by the Company (the “Accounting Firm”) at the Company’s expense.  The Accounting Firm shall provide its determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to Executive within seven (7) business days of the Executive’s separation from service, if applicable, or such earlier time as is requested by the Company.  Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code and with reasonable input from Executive’s accountant or accounting firm.  Any determination by the Accountants shall be binding upon the Company and the Executive, absent manifest error.

6.           Restrictive Covenants.

6.1      Proprietary Information.

(a)           Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, designs, drawings, slogans, tests, logos, ideas, practices, projects, developments, plans, research data, financial data, personnel data, computer programs and codes, and customer and supplier lists.  Executive shall not, either during or after Executive’s employment, disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company unless and until such Proprietary Information has become public knowledge or generally known within the industry without fault by Executive, or unless otherwise required by law.  Nothing in this Agreement reduces Executive’s obligation to comply with applicable laws relating to trade secrets, confidential information and unfair competition. Accordingly, notwithstanding the foregoing, Executive’s obligations under this Section 6.1(a) with respect to Proprietary Information that constitutes a trade secret under applicable law shall continue until such Proprietary Information no longer constitutes a trade secret.

(b)           Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic or other material containing Proprietary Information, whether created by Executive or others, which shall come into Executive’s custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of Executive’s duties for the Company.

(c)           Executive agrees that Executive’s obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above also extends to such types of information, know-how, records and tangible property of any Subsidiary, customers of the Company and Subsidiaries or suppliers to the Company and Subsidiaries or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company’s business.

6.2      Inventions.

(a)           Disclosure.  Executive shall disclose promptly to an officer or to attorneys of the Company in writing any invention, original work of authorship, whether patentable or unpatentable, copyrightable or uncopyrightable, including, but not limited to, any computer program, software, command structure, code, documentation, compound, genetic or biological material, formula, manual, device, improvement, method, process, discovery, concept, algorithm, development, secret process, machine or contribution (any of the foregoing items, an “Invention”) Executive has conceived, made, developed or worked on, in whole or in part, solely or jointly with others while employed by the Company with respect to the business of the Company. The disclosure required by this Section applies (i) during the period of Executive’s employment with the Company; (ii) with respect to all Inventions whether or not they are conceived, made, developed or worked on by Executive during Executive’s regular hours of employment with the Company; (iii) whether or not the Invention was made at the suggestion of the Company; and (iv) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form.

(b)           Assignment of Inventions to Company; Exemption of Certain Inventions. Executive hereby assigns to the Company without royalty or any other further consideration Executive’s entire right, title and interest in and to all Inventions which Executive conceives, makes, develops or works on during the Term relating to the business of the Company and Subsidiaries.

(c)           Records.  Executive will make and maintain adequate and current written records of all Inventions.  These records shall be and remain the property of the Company and Subsidiaries.

(d)           Patents.  Executive will assist the Company in obtaining and maintaining and enforcing patents and other proprietary rights in connection with any Invention covered by this Section 6.2.  Executive further agrees that Executive’s obligations under this Section 6.2 shall continue beyond the termination of Executive’s employment with the Company, but if he is called upon to render such assistance for one (1) year after the termination of such employment, he shall be entitled to a fair and reasonable rate of compensation for such assistance.  Executive shall, in addition, be entitled to reimbursement of any expenses incurred at the request of the Company relating to such assistance.

6.3      Prior Contracts and Inventions; Information Belonging to Third Parties.  Executive represents that there are no contracts to assign Inventions between any other person or entity and Executive.  Executive further represents that (a) Executive is not obligated under any consulting, employment or other agreement which would adversely affect the Company's rights or Executive’s duties under this Agreement, (b) there is no action, investigation or proceeding pending or to Executive’s knowledge threatened, or any basis therefor known to Executive, involving Executive’s prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of Executive’s duties as an employee of the Company will not breach, or constitute a default under, any agreement to which Executive is bound, including, without limitation, any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company.  Executive will not, in connection with Executive’s employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which Executive is not lawfully entitled.

6.4      Nonsolicitation of Clients and Prospects.  Executive acknowledges that Executive will, during the course of Executive’s employment with the Company, obtain or acquire knowledge of Proprietary Information, which knowledge may, in the event Executive were to become employed by or associated with a Competing Business, provide invaluable benefits to such Competing Business and may cause irreparable harm to the Company.  To protect this and other legitimate business interests of the Company, Executive agrees that during the Term and for a period of 12 months following the expiration or termination of the Term, Executive shall not directly or indirectly:

(a)           solicit or invest in, own, manage, operate, finance, control or participate in the ownership, management, operations, financing or control of, render services or advice to, or otherwise assist any person or entity (except the Company or any Subsidiary) who or which solicits for a Competing Business the business of any person or entity who or which is a Client (or any successor thereto) or a prospective customer or client of the Company or any Subsidiary or to which the Company or any Subsidiary have made Substantial Sales Efforts in the 18 month period prior to the expiration or termination of the Term; provided, however, that the foregoing shall not prohibit Executive from purchasing or otherwise acquiring, and holding, any class of securities of any enterprise (as a passive investment and without otherwise participating in the activities of such enterprise) if such securities are listed on any national securities exchange or have been registered under Section 12(g) of the Securities Exchange Act and represent less than five percent (5%) in value of the outstanding securities of such enterprise; or

(b)           otherwise induce or attempt to induce (or assist any other person or entity in inducing) any Client to cease doing business with the Company (or any Subsidiary), or in any way interfere with the relationship between any Client and the Company or any Subsidiary.

(c)           For purposes hereof:

(i)           “Substantial Sales Efforts” means marketing or sales activities undertaken on behalf of the Company or any Subsidiary in an effort to secure foreseeable business opportunities with a prospective customer, provided that such efforts (1) enjoy a reasonable prospect of success and (2) include either (A) multiple in person, written or email communications or (B) the preparation of a quotation or proposal made in connection with an on site visit.

(ii)          “Competing Business” means any business, enterprise, employment, or investment management or advisory service (whether as sub-adviser, adviser or otherwise) that competes in any Designated Field with the Company or any Subsidiary (or any successor thereto) in their business of providing asset management, investment advisory and related services.

(iii)         “Designated Field” means the provision of discretionary, non-discretionary or other portfolio management or investment advisory services (whether as adviser, subadviser, or otherwise, and whether in the form of model portfolios, discretionary management or otherwise) with respect to any account, fund, pooled investment vehicle or other product or service (whether registered or exempt from registration under the Investment Company Act of 1940, as amended).

(iv)        “Subsidiary” means any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through owners of voting securities, by contract or otherwise.

(v)          “Client” means each of the investment advisory, advisory or subadvisory clients (including, without limitation, SMA Account clients and the ERISA clients) of the Company and Subsidiaries.  Without limiting the foregoing, “Client” shall also include wrap program sponsors and any other person or entity considered to be a “client” of the Company or any Subsidiary as that term is defined in the Investment Advisors Act of 1940, as amended.

6.5      Nonsolicitation of Employees.  Executive agrees that during the Term and for a period of 18 months following the expiration or termination of the Term, Executive shall not solicit, hire, employ or otherwise engage (or assist any other person or entity in soliciting, hiring, employing or otherwise engaging) as an employee, independent contractor, consultant or otherwise, any employee of the Company or any Subsidiary, or induce or assist any other person or entity in inducing any employee of the Company or any Subsidiary to terminate his/her employment with, or otherwise cease his/her relationship with the Company or any Subsidiary; provided, however, that such obligation shall not prohibit advertisements of a general nature which are not targeted to the Company’s or Subsidiary’s employees.

6.6      Permitted Activities.  Notwithstanding anything to the contrary set forth in Sections 6.4 and 6.5, in no event shall Executive be deemed to be restricted from (a) providing investment advisory services to individual members of Executive’s immediate family (including trusts of which they are the sole beneficiaries) for which no advisory fee is paid; (b) acting as trustee for trusts, and providing investment advisory services to not-for-profit clients for which no advisory fee is paid; (c) taking on charitable and non-profit endeavors and teaching positions and writing and publishing books and/or journal articles; and (d) attending conferences and participating in panel discussions on investment advisory services.

6.7      Interpretation.  If any restriction set forth in this Article 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.8      Acknowledgement.  The restrictions contained in this Article 6 are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose.  In view of the services which Executive shall perform hereunder, which services are special, unique, extraordinary and intellectual in character and which shall place Executive in a position of confidence and trust with the customers and employees of the Company and Subsidiaries and provide to Executive access to confidential financial information, trade secrets, know-how and other confidential and proprietary information, Executive expressly acknowledges that the restrictive covenants set forth in this Article 6 are reasonable and necessary to protect and maintain the proprietary and other legitimate business interests of the Company and Subsidiaries.  Executive further acknowledges that the remedy at law for any breach or threatened breach of this Article 6, if such breach or threatened breach is held by a court to exist, shall be inadequate and, accordingly, that the Company and Subsidiaries shall, in addition to all other available remedies, be entitled to seek injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law.  Executive hereby waives trial by jury and agrees not to plead or defend on grounds of inadequate remedy at law or any element thereof in an action by the Company and/or any Subsidiary against Executive for injunctive relief or for specific performance of any obligation pursuant to this Agreement.  The period of time during which the provisions of this Article 6 shall apply shall be extended by the length of time during which Executive is in breach of the terms of this Article 6.

7.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, including, without limitation, the Original Employment Agreement, relating to the subject matter of this Agreement.

8.           Jury Waiver; Costs of Enforcement.  Executive and the Company agree to waive trial by jury with respect to any claims arising out of or relating to this Agreement or Executive’s employment by the Company. In the event either party should bring action against the other party arising our of this Agreement, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party.

9.           Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.  The Company shall not unreasonably withhold its consent to an amendment hereto requested by Executive for the purposes of avoiding a potential violation of Section 409A of the Code.

10.         Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Ohio without regard to principles of conflicts of laws thereunder.

11.         Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to a party at the following address (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):

If to Executive, to the last address for the Executive on the books and records of the Company:

If to the Company or to BWAM, to:

Titanium Asset Management Corp.
777 East Wisconsin Avenue, Suite 2350
Milwaukee, WI  53202
Attention:  Chief Executive Officer
Facsimile:  (414) 765-1999

With a copy (which shall not constitute notice) to:

Foley & Lardner LLP
777 E. Wisconsin Avenue
Milwaukee, WI 53202
Attention:  Lloyd Dickinson
Facsimile:  (414) 297-4900

12.         Parties in Interest.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, personal representatives, permitted successors and permitted assigns.

13.         Successors and Assigns.  If the Company, or any Successor Company (as defined below), shall at any time be merged or consolidated into or with any other entity, or if substantially all of the assets of the Company or any such Successor Company is sold or otherwise transferred to another entity, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing entity or the entity resulting from such merger or consolidation or the entity to which such assets is sold or transferred (“Successor Company”) and any such assignment of this Agreement shall be binding upon, and this Agreement shall continue to inure to the benefit of, Executive.  This Agreement may be assigned without Executive’s consent to any Subsidiary.  Except as provided in the two foregoing sentences, this Agreement shall not be assignable by the Company or by any Successor Company without Executive’s prior written consent.  This Agreement shall not be assignable by Executive and any purported assignment of rights or delegation of duties under this Agreement by Executive shall be void.

14.         Miscellaneous.

14.1    No Waiver.  No delay or omission by the Company or Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company or Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

14.2    Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

14.3    Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first set forth above.

EXECUTIVE:

/s/ Brian L. Gevry
Name: Brian L. Gevry

COMPANY:

TITANIUM ASSET MANAGEMENT CORP.

By:	/s/ Robert Brooks
Robert Brooks, Chief Executive Officer

BWAM:

BOYD WATTERSON ASSET MANAGEMENT, LLC

By:	/s/ Michael Bee

Exhibit A

1.           Your Release of Claims.  You hereby agree and acknowledge that by signing this release agreement (this “Release), and for other good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company1/ of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Release (the “Execution Date”).  Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date. This Release does not include a waiver and release of any of your currently vested rights to pension benefits (including benefits pursuant to Company’s 401(k) pension plan), workers’ compensation benefits, or unemployment compensation benefits. This Agreement does not waive or release any rights that may arise after the date on which you sign this Release, or claims concerning an alleged breach of the outstanding obligations of the Company under your Employment Agreement. This Release also does not include claims that cannot be waived by law.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:

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Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation.  Without limitation, specifically included in this paragraph are any Claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Federal and state statute.

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Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment.

**
Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

1 For purposes of this Release, the Company includes the Company and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

**	Any other Claim arising under state or federal law.

You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of this Agreement.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Release.  To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement.  Also, because you are over the age of 40, the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, allows you at least twenty-one (21) days to consider the terms of this Release.  ADEA also allows you to rescind your assent to this Release if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to the Company. If no such rescission notice is provided by you to the Company, then the eighth day following the Execution Date is the “Effective Date” of this Release.

Furthermore, nothing in this Release shall be deemed to prohibit you from challenging the validity of this Release under the federal discrimination laws of the United States (the “Federal Discrimination Laws”) or from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC.  Further, nothing in this Release shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this Release and prevail in any claim under the Federal Discrimination Laws.

2.           Confidentiality and Other Agreements.  You expressly acknowledge and agree to the following:

(a)          that, on the date your employment with the Company is terminated, you will promptly return to the Company all Company documents (and any copies thereof) and property.  Further, you agree that you will abide by any agreements regarding confidentiality or other post-employment obligations.

(b)         that you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors, employees and consultants) and that could reasonably be expected to have a material adverse effect on the Company’s business, including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company; likewise, the senior management of the Company shall not make any such disparaging remarks about you.

Name: Brian L. Gevry
Date signed: _____________